EXHIBIT 99
                            NATIONAL FUEL GAS COMPANY
                        CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)


                                                    Twelve Months Ended
                                                          March 31,
                                                    1997          1996
                                                   (Thousands of Dollars)
INCOME
Operating Revenues                               $1,261,509     $1,126,105
                                                 ----------     ----------

Operating Expenses
   Purchased Gas                                    513,078        461,831
   Operation                                        280,600        266,457
   Maintenance                                       24,653         27,912
   Property, Franchise and Other Taxes              100,231         96,429
   Depreciation, Depletion and Amortization         108,363         81,478
   Income Taxes - Net                                70,148         51,369
                                                 ----------     ----------
                                                  1,097,073        985,476
                                                 ----------     ----------

Operating Income                                    164,436        140,629
Other Income                                          3,385          5,708
                                                 -----------    ----------
Income Before Interest Charges                      167,821        146,337
                                                 ----------     ----------

Interest Charges
   Interest on Long-Term Debt                        41,354         40,001
   Other Interest                                    14,180         16,237
                                                 ----------     ----------
                                                     55,534         56,238
                                                 ----------     ----------

Net Income Available for Common Stock            $  112,287     $   90,099
                                                 ==========     ==========

Earnings Per Common Share
  Net Income Available for Common Stock               $2.96          $2.41
                                                      =====          =====

Weighted Average Common Shares Outstanding       37,875,142     37,461,235
                                                 ==========     ==========